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                                                                   Exhibit 10.42

                                                               December 11, 2001

                              CONSULTING AGREEMENT
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John P. Walker
126 Isabella Avenue
Atherton, CA 94027

Dear John:

     Essential Therapeutics, Inc., a Delaware corporation (formerly known as Microcide Pharmaceuticals, Inc.) (the "Company"), wishes to obtain your services as a consultant. This letter shall constitute an agreement between you and the Company (the "Agreement"), effective as of November 1, 2001 (the "Effective Date"), and contains all the terms and conditions relating to the performance of such services.

     1.  Term and Termination. This Agreement shall be effective as of the
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Effective Date and terminate on the earlier of the date on which you (1) cease to serve on the Company's Board of Directors, and (2) cease to provide services to the Company under this Agreement. This Agreement may be terminated by either party upon written notice to the other party at any time.

     2.  Consulting. During the term of this agreement, you will provide
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consulting services as may be reasonably requested by the Chief Executive
Officer of the Company.

     3.  Consideration. As a consideration for your services and other
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obligations, the Company agrees to pay you at the rate of $2,500.00 per fiscal quarter, in arrears, with the first such quarterly payment to be due on March 31, 2002. For your services during the period from the Effective Date through December 31, 2001, the Company agrees to pay you the sum of $1,666.66 on or before December 31, 2001.

     4.  Support. As additional consideration for your services hereunder, the
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Company will provide you with such support facilities and space as may be required in the Company's judgment to enable you to properly perform your services hereunder.

     5.  Expenses. You will be reimbursed for reasonable travel and other
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out-of-pocket expenses incurred by you in connection with your services under this agreement, provided that you provide receipts and an invoice on a monthly basis and obtain prior approval of the Chief Executive Officer of the Company for any significant expenses. Such reimbursements will be paid within fifteen
(15) days of receipt of the invoice.

     6.  Independent Contractor. Your relationship with the Company will be that
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of an independent contractor and not that of an employee. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for taxes, which will be your responsibility. You agree to indemnity and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. You will have no authority to enter into contracts that bind the Company or create


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                     Consulting Agreement -- John P. Walker
                                    Page -2-



obligations on the part of the Company without the prior written authorization of the Company.

     7.  Reporting. All services to be performed by you will be as agreed
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between you and the Chief Executive Officer of the Company, with periodic reports to the Board of Directors concerning your services performed under this agreement. The nature and frequency of these reports will be left to the discretion of the Board of Directors.

     8.  Confidentiality. You shall keep in confidence and shall not disclose or
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make available to third parties or make any use of any information or documents relating to your services under this agreement, the research and development activities, or to the products, methods of manufacture, trade secrets, processes, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of your own), except with the prior written consent of the Company or to the extent necessary in performing tasks assigned to you by the Company. Within five business days of termination of this agreement, you will return to the Company all documents and other materials related to the services provided hereunder or furnished to you by the Company at any time. Your obligations under this Paragraph 8 will survive termination of this agreement.

     9.  Amendment. Any amendment to this agreement must be in writing signed
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you and the Company.

     10. Notices. All notices, requests and other communications called for by
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this agreement shall be deemed to have been given if made in writing and personally delivered or mailed, postage prepaid, if to you at the address set forth above and if to the Company at 1365 Main Street, Waltham, Massachusetts 02451, Attention: Chief Executive Officer, or to such other addresses as either party shall specify to the other.

     11. Governing Law. The laws of the State of California shall govern the
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validity, performance and construction of this agreement.

     12. Arbitration. By signing this agreement, you acknowledge and understand
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that any disagreement regarding this agreement will be determined by submission to arbitration as provided by Section 1230 et seq. of the California code of Civil Procedure, and not by a lawsuit or resort to court process proceedings. All parties to this Agreement, by entering into it, are giving up any right to have any such dispute decided in a court before a jury, and instead are accepting the use of arbitration.

     13. Prior Agreements. This agreement supersedes all other agreements
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between you and the Company, including, but not limited to, that Consulting
Agreement, dated January 1, 2001.


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                     Consulting Agreement -- John P. Walker
                                    Page -3-



     If this agreement is satisfactory, you should execute and return the original and one copy to us, retaining the third copy for your file.

                                     Very truly yours,


                                     By: /s/ Mark Skaletsky
                                        ------------------------------
                                         Mark Skaletsky, President and
                                         Chief Executive Officer

AGREED AND ACCEPTED


/s/ John P. Walker
----------------------
 John P. Walker